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                                   AGREEMENT

Dated:   February __, 1996

Parties:


     MARTIN HOFFENBERG, an individual, residing at 24 Ridge Road, Searingtown, New York 11507 ( Hoffenberg);

     AMERTRANZ WORLDWIDE, INC., a Delaware corporation, with principal office at 2001 Marcus Avenue, Lake Success, New York 11042 ( AmerTranz); and

     AMERTRANZ WORLDWIDE HOLDING CORP., a Delaware corporation, with principal office at 2001 Marcus Avenue, Lake Success, New York 11042 (the Company).

                              W I T N E S S E T H:

     WHEREAS,   Hoffenberg  and  AmerTranz  have  heretofore   entered  into  an
Employment Agreement dated as of January 1, 1995 (the Employment Agreement); and

     WHEREAS, the parties wish to provide for a change in Hoffenbergs employment and to acknowledge the status of Hoffenbergs equity interest in the Company; and

     WHEREAS, the parties wish to make provision for certain other matters describing the relationship among them.

     NOW, THEREFORE, the parties agree as follows:

     1. The Employment Agreement is hereby terminated, effective immediately.

     2. Hoffenberg does hereby resign his positions as an officer, as a director and as an employee of AmerTranz and its subsidiaries, in any and all positions in which he has so served, effective immediately.

     3. Hoffenberg warrants that except for the Employment Agreement there is no other contract or commitment providing for his employment with AmerTranz or with the Company. Hoffenberg confirms that he has no claims or causes of action against AmerTranz or the Company, except for outstanding loans, accrued salary and benefits due to him by AmerTranz as reflected on the books of AmerTranz and as set forth on Schedule A annexed hereto. Annexed hereto as Exhibit B is the form of general release executed by Hoffenberg and delivered to the Company simultaneously herewith.

     4. Hoffenberg is hereby engaged by the Company as a consultant, to devote his full business time and attention to the successful performance of all responsibilities assigned to him in connection with the proposed initial public offering of securities of the Company and with respect to any other matters that may be assigned or delegated to him by the Company, for a period of six (6) months commencing upon the date hereof. In the event that Hoffenberg shall be derelict in the performance of such services, he shall be given written notice detailing his failure and permitting him a reasonable period of time to cure or take good faith action that will cure. If he then fails to cure, the Company may terminate his consulting at once.

     5. Hoffenberg shall indemnify the Company and AmerTranz from and against any loss or damage that may result from any actions he might take which have not been authorized pursuant to his consulting engagement with the Company.

     6. In accordance with the consulting engagement described herein Hoffenberg cannot and will not execute any documents binding upon the Company or AmerTranz, nor will he make any representations on behalf of the Company or AmerTranz.

     7. Hoffenberg shall be paid a consulting fee of $75,000 in bimonthly installments of $6,250, and shall also be entitled to have maintained in force the health insurance protection heretofore provided to him by AmerTranz and no other benefits of any kind or nature will be provided to him.

     8. During the term of his engagement as a consultant to the Company and for a period of one (1) year thereafter, Hoffenberg will not engage in any business, directly or indirectly, which is in competition with the Company or any of its subsidiaries. Furthermore, he will not solicit the employment or other affiliation of any person who was an employee of the Company or of any of the Companys subsidiaries at any time during the term of his consulting engagement by the Company, nor will he solicit any customer of the Company, for a period of one (1) year after the term of such engagement. In the event that this provision is determined by a court of competent jurisdiction to be unenforceable, the parties hereby consent to the enforcement of this provision to the maximum extent permitted by applicable law, including, but not limited to, obtaining a restraining order or preliminary injunction.

     9. Based upon the transaction described in an Assets Exchange Agreement to be entered into among the parties hereto, and other related transactions, the parties acknowledge and agree that Hoffenberg will exchange certain of his shares of common stock and convertible notes of AmerTranz for shares of common stock of the Company. He warrants that upon the consummation of the proposed IPO he will own shares of the Company beneficially and/or of record aggregating less than five (5%) percent of the total shares of common stock of the Company then issued and outstanding.

     10. Hoffenberg agrees that upon the execution of the Assets Exchange Agreement he will execute an irrevocable proxy for all shares of common stock of the Company owned by him designating TIA, Inc. to vote all of such shares for a period of five (5) years. However, this shall not be deemed to restrict Hoffenbergs right to sell any of such shares.

     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date first above written.



                                                  ----------------------------
                                                  Martin Hoffenberg

AMERTRANZ WORLDWIDE, INC.

By:_________________________
Bruce Brandi, President

AMERTRANZ WORLDWIDE HOLDING CORP.

By:_________________________
Stuart Hettleman, President

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                                   Schedule A



Outstanding loans, accrued salary and benefits per books of AmerTranz Worldwide, Inc.
due Martin Hoffenberg a/o 2/5/96:



Loans (reflecting undistributed profit due to
    Hoffenberg as Subchapter S shareholder
    of Integrity Logistics, Inc.)                $69,000
Accrued Salary and Benefits                      $38,525
Accrued 1995 Vacation                            $10,385
Unsubmitted Expense Reports                     $  3,000